Exhibit 99.1

CONTACT
Matt DiLiberto
Chief Financial Officer
(212) 594-2700

SL GREEN REALTY CORP. REPORTS
FIRST QUARTER EPS OF $1.47 PER SHARE;
AND FFO OF $2.08 PER SHARE

Financial and Operating Highlights

•
Net income attributable to common stockholders of $1.47 per share for the first quarter as compared to $0.52 per share for the same period in 2019. Net income attributable to common stockholders for the first quarter of 2020 includes $72.3 million, or $0.88 per share, of net gain recognized from the sale of The Olivia.

•
Funds from operations, or FFO, of $2.08 per share for the first quarter, which includes the recognition of $37.7 million, or $0.46 per share, of incremental income from Credit Suisse at 1 Madison Avenue representing rent through December 31, 2020, offset by $11.2 million, or $0.14 per share, of reserves against the Company’s debt and preferred equity portfolio related to the potential sale of certain investments and the implementation of the Current Expected Credit Loss, or CECL, regulations. FFO for the same period in 2019 was $1.68 per share.

•
The Company is revising its earnings guidance ranges for the year ending December 31, 2020 to net income per share of $1.83 to  $2.33 and FFO per share of $6.60 to $7.10 per share as we expect that the global COVID-19 pandemic will have an impact on our business, and our industry as a whole, going forward. A reconciliation of the Company's new FFO guidance to the previously provided FFO guidance is as follows:

	Funds From Operations per share
Initial Guidance	$7.25	$7.35
Real Estate GAAP NOI	0.03	0.16
Debt & Preferred Equity Income	(0.34)	(0.29)
Debt & Preferred Equity Reserves	(0.29)	(0.22)
Other Income, Net	(0.09)	(0.06)
Interest Expense & Preferred Dividends	(0.05)	0.05
General & Administrative Expense	0.09	0.11
Revised Guidance	$6.60	$7.10

•
Same-store cash net operating income, or NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased 0.7% for the first quarter excluding lease termination income and free rent to Viacom at 1515 Broadway, as compared to the prior year, consistent with the Company's expectations.

•
Signed 30 Manhattan office leases covering 316,154 square feet in the first quarter. The mark-to-market on signed Manhattan office leases was 12.6% higher for the first quarter over the previous fully escalated rents on the same spaces.

•	Manhattan same-store occupancy was 95.5% as of March 31, 2020, inclusive of leases signed but not yet commenced, as compared to 96.0% at the end of the previous quarter.
Investing Highlights

•
Closed on the sale of 315 West 33rd Street, known as The Olivia, and an adjacent, undeveloped parcel of land for a sale price of $446.5 million, or approximately $906 per square foot. The transaction included a $100 million preferred equity investment by the Company, which was part of the original contract terms, and generated net cash proceeds to the Company of $95.7 million.

•
To date in 2020, the Company has repurchased a combined 2.6 million shares of common stock and common units of its Operating Partnership, or OP units, under the previously announced $3.0 billion share repurchase plan, at an average price of $83.25 per share. Since inception of the program, the Company has repurchased a total of 25.3 million shares of its common stock and redeemed 0.4 million OP units at an average price of $94.46 per share/unit. The Company has curtailed its share repurchase program until additional sources of liquidity from asset sales or internal free cash flow are established.

•
Entered into a 99-year ground lease of 126-132 Nassau Street, located at the corner of Nassau and Beekman Streets. The Company intends to develop a new, as-of-right, 215,000-square-foot building on the site and has secured a user for a long term net ground lease condominium of the building.

•
The previously contracted sale of 220 East 42nd Street, which was expected to close in the first quarter, did not move forward due to the buyer’s inability to execute the transaction. The Company has taken action to collect the $35.0 million contract deposit and is considering financing alternatives for the property.

Financing Highlights

•
Together with our joint venture partner, closed on the refinancing of 10 East 53rd Street. The new $220.0 million mortgage replaces the previous $170.0 million mortgage, has a 5-year term, and bears interest at a floating rate of 1.35% over LIBOR.

•	Entered into $350.0 million of fixed rate interest rate swaps against our unsecured corporate debt at a rate of 0.54375% through August 2021.
Summary
New York, NY, April 22, 2020 - SL Green Realty Corp. (the "Company") (NYSE: SLG) today reported net income attributable to common stockholders for the quarter ended March 31, 2020 of $114.8 million, or $1.47 per share, as compared to net income attributable to common stockholders of $43.8 million, or $0.52 per share, for the same quarter in 2019.

Net income attributable to common stockholders for the first quarter of 2020 includes $72.3 million, or $0.88 per share, of net gains recognized from the sale of The Olivia.
The Company reported FFO for the quarter ended March 31, 2020 of $172.0 million, or $2.08 per share, which includes the recognition of $37.7 million, or $0.46 per share, of incremental income from Credit Suisse at 1 Madison Avenue representing rent through December 31, 2020, offset by $11.2 million, or $0.14 per share, of reserves against the Company’s debt and preferred equity portfolio related to the potential sale of certain investments and implementation of the new Current Expected Credit Loss, or CECL, regulation. FFO for the same period in 2019 was $147.5 million, or $1.68 per share.
All per share amounts are presented on a diluted basis.
Operating and Leasing Activity
For the quarter ended March 31, 2020, the Company reported consolidated revenues and operating income of $314.3 million and $162.8 million, respectively, compared to $304.3 million and $160.3 million, respectively, for the same period in 2019.
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures increased by 0.7% for the first quarter, excluding lease termination income and free rent to Viacom at 1515 Broadway.
During the first quarter, the Company signed 30 office leases in its Manhattan portfolio totaling 316,154 square feet. Twenty-one leases comprising 181,600 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $70.68 per rentable square foot, representing a 12.6% increase over the previous fully escalated rents on the same office spaces. The average lease term on the Manhattan office leases signed in the first quarter was 10.1 years and average tenant concessions were 2.0 months of free rent with a tenant improvement allowance of $28.54 per rentable square foot.
Occupancy in the Company's Manhattan same-store portfolio was 95.5% as of March 31, 2020, inclusive of 404,018 square feet of leases signed but not yet commenced, as compared to 95.4% as of March 31, 2019.
Significant leases that were signed in the first quarter included:

•	Renewal and expansion with Hudson Yards Construction LLC for 75,704 square feet at 410 10th Avenue, for 21.1 years;

•	New lease with Memorial Hospital for Cancer and Allied Diseases for 54,199 square feet at 485 Lexington Avenue, for 10.0 years;

•	New lease with City Garage for 44,201 square feet at 810 Seventh Avenue, for 10.0 years; and

•	New lease with KCP Holdco, Inc. for 37,169 square feet at 707 Eleventh Avenue, for 10.0 years.
Investment Activity
To date in 2020, the Company has repurchased a combined 2.6 million shares of common stock and common units of its Operating Partnership, or OP units, under the previously announced $3.0 billion share repurchase plan, at an average price of $83.25 per share/unit. Since inception of the program, the Company has repurchased a total of 25.3 million shares of its common stock under the program and redeemed 0.4 million OP units, allowing the Company to save approximately $91.2 million of common dividends and distributions on an annualized basis. The average price of total share repurchases and OP Unit redemptions to date is $94.46 per share/unit. The Company has curtailed its share repurchase program until additional sources of liquidity from asset sales or internal free cash flow are established.
In March, the Company closed on the sale of 315 West 33rd Street, known as The Olivia, and an adjacent, undeveloped parcel of land for a sale price of $446.5 million, or approximately $906 per square foot. The Company acquired the 36-story, 492,987-square-foot building in 2013. The mixed-use property includes 333 residential units with occupancy over 96 percent and 270,132 square feet of commercial space, which is 100 percent occupied. Commercial tenants include AMC Theater, Music Choice and Landmark Education. The transaction included a $100 million preferred equity investment by the Company, which was part of the original contract terms, and generated net cash proceeds to the Company of $95.7 million and a gain of $72.3 million.
In March, the Company announced that the previously contracted sale of  220 East 42nd Street, also known as The News Building, which was expected to close in the first quarter, did not move forward due to the buyer’s inability to execute the transaction. The Company has taken action to collect the $35.0 million contract deposit. Collection of the deposit is not reflected in the Company’s revised guidance. The property remains a high-quality asset within the Manhattan office portfolio, is currently 97.0 percent leased and the Company is considering financing alternatives for the property.

In March, the Company entered into a 99-year ground lease of 126-132 Nassau Street, located at the corner of Nassau and Beekman Streets. The Company intends to develop a new, as-of-right, 215,000-square-foot building on the site and has secured a user for a long term net ground lease condominium of the building. The existing 98,412-square-foot office building will be demolished to make way for the new tower.
In January, the Company closed on the acquisition of the remaining 10% interest in 762 Madison Avenue from our joint venture partner at a gross asset valuation of $29.3 million. The Company now owns 100% of the asset.
Debt and Preferred Equity Investment Activity
The carrying value of the Company’s debt and preferred equity investment portfolio increased to $1.85 billion at March 31, 2020, including $1.78 billion of investments at a weighted average current yield of 8.2% that are classified in the debt and preferred equity line item on the balance sheet, and mortgage investments aggregating $0.03 billion at a weighted average current yield of 6.5% that are included in other balance sheet line items for accounting purposes.
During the first quarter, the Company originated mortgages, subordinate debt, and preferred equity investments totaling $511.1 million, all of which was retained and $463.9 million was funded, at a weighted average yield of 8.3%.
During the first quarter, the Company implemented the Current Expected Credit Loss, or CECL, model for recognizing credit losses. Evaluation of the Company’s debt and preferred equity portfolio under this new standard resulted in the Company recording reserves totaling $43.5 million in the first quarter, $39.2 million of which was recorded as a cumulative-effect adjustment to equity and $4.3 million, of which, or $0.05 per share, was recognized through earnings. In addition, the Company recorded $6.9 million of reserves, or $0.09 per share, through earnings against debt and preferred equity investments that may be sold.
Financing Activity
In February, the Company, along with its joint venture partner, closed on the refinancing of 10 East 53rd Street. The new $220.0 million mortgage, all of which was funded at closing, has a 5-year term, bears interest at a floating rate of 1.35% over LIBOR and replaces the previous $170.0 million of indebtedness on the property that bore interest at a floating rate of 2.25% over LIBOR.
In April, the Company entered into $350.0 million of fixed rate interest swaps against our corporate unsecured debt at a rate of 0.54375% through August 2021.
Guidance
While the ongoing global COVID-19 pandemic did not have a significant impact on our first quarter results, we expect that the Company, and our industry as a whole, will experience a greater impact going forward. Some of the more significant trends we could face during the coming months include: (i) a slowdown in leasing activity and a reduction in market rents; (ii) reduced collections in our owned properties or our debt & preferred equity portfolio; (iii) delays and local restrictions around our development and redevelopment activities; and (iv) increased expenditures related to enhanced safety policies and procedures for our employees and tenants. As a result of these potential trends, the Company is revising its earnings guidance ranges for the year ending December 31, 2020 to net income per share of $1.83 to $2.33 and FFO per share of $6.60 to $7.10 per share.
The following table reconciles the revisions to the Company's guidance ranges for net income per share (diluted) and FFO per share (diluted) for the year ending December 31, 2020:

	Net income per share		Funds From Operations per share
Initial Guidance	$7.43	$7.53	$7.25	$7.35
Real Estate GAAP NOI	0.03	0.16	0.03	0.16
Debt & Preferred Equity Income	(0.34)	(0.29)	(0.34)	(0.29)
Debt & Preferred Equity Reserves	(0.29)	(0.22)	(0.29)	(0.22)
Other Income, Net	(0.09)	(0.06)	(0.09)	(0.06)
Interest Expense & Preferred Dividends	(0.05)	0.05	(0.05)	0.05
General & Administrative Expense	0.09	0.11	0.09	0.11
Gain on sale of real estate, net	(4.34)	(4.34)
Depreciation and Amortization	(0.61)	(0.61)
Revised Guidance	$1.83	$2.33	$6.60	$7.10
Dividends

In the first quarter of 2020, the Company declared:

•	A dividend on its outstanding common stock of $0.295 per share of common stock, which was paid on April 15, 2020 to shareholders of record on the close of business on March 31, 2020; and

•
quarterly dividends on its outstanding 6.50% Series I Cumulative Redeemable Preferred Stock of $0.40625 per share for the period January 15, 2020 through and including April 14, 2020, which was paid on April 15, 2020 to shareholders of record on the close of business on March 31, 2020, and reflects the regular quarterly dividend, which is the equivalent of an annualized dividend of $1.625 per share.

Conference Call and Audio Webcast
The Company's executive management team, led by Marc Holliday, Chairman and Chief Executive Officer, will host a conference call and audio webcast on Thursday, April 23, 2020 at 2:00 pm ET to discuss the financial results.
The supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Financial Reports.”
The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Presentations & Webcasts”. The conference may also be accessed by dialing toll-free (877) 312-8765 or international (419) 386-0002, and using passcode 5789867.
A replay of the call will be available 7 days after the call by dialing (855) 859-2056 using passcode 5789867. A webcast replay will also be available in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Presentations & Webcasts”.
Company Profile
SL Green Realty Corp., an S&P 500 company and Manhattan's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of March 31, 2020, SL Green held interests in 102 buildings totaling 49.4 million square feet. This included ownership interests in 28.8 million square feet of Manhattan buildings and 19.6 million square feet securing debt and preferred equity investments.
To be added to the Company's distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

Disclaimers
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statements
This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements, including the statements herein under the section entitled "Guidance". These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Forward-looking statements are not guarantees of future performance and actual results or developments may differ materially, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements include risks and uncertainties related to the on-going COVID-19 pandemic and the impact it will have on our business and the industry as a whole and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Rental revenue, net	$195,463	$212,639
Escalation and reimbursement	27,168	27,479
Investment income	38,533	50,031
Other income	53,139	14,106
Total revenues	314,303	304,255
Expenses:
Operating expenses, including related party expenses of $3,749 in 2020 and $2,793 in 2019	53,866	57,698
Real estate taxes	46,622	46,688
Operating lease rent	7,367	8,298
Interest expense, net of interest income	37,494	50,525
Amortization of deferred financing costs	2,500	2,742
Depreciation and amortization	68,279	68,343
Loan loss and other investment reserves, net of recoveries	11,248	—
Transaction related costs	65	55
Marketing, general and administrative	19,570	25,979
Total expenses	247,011	260,328

Equity in net loss from unconsolidated joint ventures	(12,814)	(5,234)
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	—	17,166
Purchase price and other fair value adjustment	—	(2,041)
Gain (loss) on sale of real estate, net	72,636	(1,049)
Net income	127,114	52,769
Net income attributable to noncontrolling interests in the Operating Partnership	(6,202)	(2,278)
Net (loss) income attributable to noncontrolling interests in other partnerships	293	(237)
Preferred unit distributions	(2,666)	(2,724)
Net income attributable to SL Green	118,539	47,530
Perpetual preferred stock dividends	(3,738)	(3,738)
Net income attributable to SL Green common stockholders	$114,801	$43,792

Earnings Per Share (EPS)
Net income per share (Basic)	$1.47	$0.52
Net income per share (Diluted)	$1.47	$0.52

Funds From Operations (FFO)
FFO per share (Basic)	$2.09	$1.68
FFO per share (Diluted)	$2.08	$1.68

Basic ownership interest
Weighted average REIT common shares for net income per share	78,115	83,313
Weighted average partnership units held by noncontrolling interests	4,220	4,333
Basic weighted average shares and units outstanding	82,335	87,646

Diluted ownership interest
Weighted average REIT common share and common share equivalents	78,347	83,477
Weighted average partnership units held by noncontrolling interests	4,220	4,333
Diluted weighted average shares and units outstanding	82,567	87,810

SL GREEN REALTY CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31,	December 31,
	2020	2019
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$1,662,840	$1,751,544
Building and improvements	5,417,965	5,154,990
Building leasehold and improvements	1,435,811	1,433,793
Right of use asset - financing leases	163,960	47,445
Right of use asset - operating leases	381,255	396,795
	9,061,831	8,784,567
Less: accumulated depreciation	(2,130,033)	(2,060,560)
	6,931,798	6,724,007
Assets held for sale	—	391,664
Cash and cash equivalents	554,195	166,070
Restricted cash	66,827	75,360
Investment in marketable securities	25,353	29,887
Tenant and other receivables, net of allowance of $11,876 and $12,369 in 2020 and 2019, respectively	88,587	43,968
Related party receivables	26,092	21,121
Deferred rents receivable, net of allowance of $11,711 and $12,477 in 2020 and 2019, respectively	310,138	283,011
Debt and preferred equity investments, net of discounts and deferred origination fees of $16,230 and $14,562 and allowances of $37,957 and $1,750 in 2020 and 2019, respectively	1,783,336	1,580,306
Investments in unconsolidated joint ventures	2,848,363	2,912,842
Deferred costs, net	232,274	205,283
Other assets	353,644	332,801
Total assets	$13,220,607	$12,766,320

Liabilities
Mortgages and other loans payable	$2,010,217	$2,211,883
Revolving credit facility	1,300,000	240,000
Unsecured term loan	1,500,000	1,500,000
Unsecured notes	1,252,602	1,502,837
Deferred financing costs, net	(39,553)	(46,583)
Total debt, net of deferred financing costs	6,023,266	5,408,137
Accrued interest payable	26,377	22,148
Accounts payable and accrued expenses	158,750	166,905
Deferred revenue	116,197	114,052
Lease liability - financing leases	162,299	44,448
Lease liability - operating leases	363,990	381,671
Dividend and distributions payable	26,563	79,282
Security deposits	59,318	62,252
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Other liabilities	214,968	177,080
Total liabilities	7,251,728	6,555,975

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	358,895	409,862
Preferred units	266,019	283,285

Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both March 31, 2020 and December 31, 2019	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 77,591 and 80,257 issued and outstanding at March 31, 2020 and December 31, 2019, respectively (including 1,055 held in Treasury at both March 31, 2020 and December 31, 2019)	776	803
Additional paid-in capital	4,146,306	4,286,395
Treasury stock at cost	(124,049)	(124,049)
Accumulated other comprehensive loss	(80,868)	(28,485)
Retained earnings	1,099,369	1,084,719
Total SL Green Realty Corp. stockholders’ equity	5,263,466	5,441,315
Noncontrolling interests in other partnerships	80,499	75,883
Total equity	5,343,965	5,517,198
Total liabilities and equity	$13,220,607	$12,766,320

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and in thousands, except per share data)

	Three Months Ended
	March 31,
Funds From Operations (FFO) Reconciliation:	2020	2019

Net income attributable to SL Green common stockholders	$114,801	$43,792
Add:
Depreciation and amortization	68,279	68,343
Joint venture depreciation and noncontrolling interest adjustments	56,318	47,625
Net income attributable to noncontrolling interests	5,909	2,515
Less:
Gain (loss) on sale of real estate, net	72,636	(1,049)
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	—	17,166
Purchase price and other fair value adjustments	—	(2,041)
Depreciation on non-rental real estate assets	650	707
FFO attributable to SL Green common stockholders	$172,021	$147,492

	Three Months Ended
	March 31,
Operating income and Same-store NOI Reconciliation:	2020	2019

Net income	$127,114	$52,769
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	—	(17,166)
Purchase price and other fair value adjustments	—	2,041
(Gain) loss on sale of real estate, net	(72,636)	1,049
Depreciation and amortization	68,279	68,343
Interest expense, net of interest income	37,494	50,525
Amortization of deferred financing costs	2,500	2,742
Operating income	162,751	160,303

Equity in net loss from unconsolidated joint ventures	12,814	5,234
Marketing, general and administrative expense	19,570	25,979
Transaction related costs, net	65	55
Investment income	(38,533)	(50,031)
Loan loss and other investment reserves, net of recoveries	11,248	—
Non-building revenue	(3,790)	(9,144)
Loss on early extinguishment of debt	—	—
Net operating income (NOI)	164,125	132,396

Equity in net loss from unconsolidated joint ventures	(12,814)	(5,234)
SLG share of unconsolidated JV depreciation and amortization	45,874	48,128
SLG share of unconsolidated JV interest expense, net of interest income	35,777	39,407
SLG share of unconsolidated JV amortization of deferred financing costs	1,687	1,568
SLG share of unconsolidated JV investment income	(307)	(2,227)
SLG share of unconsolidated JV non-building revenue	(1,599)	(711)
NOI including SLG share of unconsolidated JVs	232,743	213,327

NOI from other properties/affiliates	(54,596)	(33,147)
Same-Store NOI	178,147	180,180

Ground lease straight-line adjustment	429	514
Joint Venture ground lease straight-line adjustment	342	393
Straight-line and free rent	(1,672)	(4,758)
Amortization of acquired above and below-market leases, net	(2,376)	(1,237)
Joint Venture straight-line and free rent	(5,802)	(16,595)
Joint Venture amortization of acquired above and below-market leases, net	(3,827)	(4,262)
Same-store cash NOI	$165,241	$154,235

SL GREEN REALTY CORP.
NON-GAAP FINANCIAL MEASURES - DISCLOSURES
Funds from Operations (FFO)
FFO is a widely recognized non-GAAP financial measure of REIT performance. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002, and subsequently amended, defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, and real estate related impairment charges, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
The Company presents FFO because it considers it an important supplemental measure of the Company’s operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties. The Company also uses FFO as one of several criteria to determine performance-based bonuses for members of its senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, and real estate related impairment charges, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, and interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including our ability to make cash distributions.
Funds Available for Distribution (FAD)
FAD is a non-GAAP financial measure that is calculated as FFO plus non-real estate depreciation, allowance for straight line credit loss, adjustment for straight line operating lease rent, non-cash deferred compensation, and a pro-rata adjustment for FAD from SLG’s unconsolidated JVs, less straight line rental income, free rent net of amortization, second cycle tenant improvement and leasing costs, and recurring building improvements.
FAD is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined in accordance with GAAP. FAD is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate FAD the same way, the presentation of FAD may not be comparable to similarly titled measures of other companies. FAD does not represent cash flow from operating, investing and finance activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.
Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre)
EBITDAre is a non-GAAP financial measure. The Company computes EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to EBITDAre reported by other REITs that do not compute EBITDAre in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The White Paper on EBITDAre approved by the Board of Governors of NAREIT in September 2017 defines EBITDAre as net income (loss) (computed in accordance with Generally Accepted Accounting Principles, or GAAP), plus interest expense, plus income tax expense, plus depreciation and amortization, plus (minus) losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property and investments in unconsolidated joint ventures, plus adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures.
The Company presents EBITDAre because the Company believes that EBITDAre, along with cash flow from operating activities, investing activities and financing activities, provides investors with an additional indicator of the Company’s ability to incur and service debt. EBITDAre should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.
Net Operating Income (NOI) and Cash NOI
NOI is a non-GAAP financial measure that is calculated as operating income before transaction related costs, gains/losses on early extinguishment of debt, marketing general and administrative expenses and non-real estate revenue. Cash NOI is also a non-GAAP financial measure that is calculated by subtracting free rent (net of amortization), straight-line rent, and the amortization of acquired above and below-market leases from NOI, while adding operating lease straight-line adjustment and the allowance for straight-line tenant credit loss.
The Company presents NOI and Cash NOI because the Company believes that these measures, when taken together with the corresponding GAAP financial measures and our reconciliations, provide investors with meaningful information regarding the operating performance of properties. When operating performance is compared across multiple periods, the investor is provided with information not immediately apparent from net income that is determined in accordance with GAAP. NOI and Cash NOI provide information on trends in the revenue generated and expenses incurred in operating our properties, unaffected by the cost of leverage, straight-line adjustments, depreciation, amortization, and other net income components. The Company uses these metrics internally as performance measures. None of these measures is an alternative to net income (determined in accordance with GAAP) and same-store performance should not be considered an alternative to GAAP net income performance.
Coverage Ratios
The Company presents fixed charge and debt service coverage ratios to provide a measure of the Company’s financial flexibility to service current debt amortization, interest expense and operating lease rent from current cash net operating income. These coverage ratios represent a common measure of the Company’s ability to service fixed cash payments; however, these ratios are not used as an alternative to cash flow from operating, financing and investing activities (determined in accordance with GAAP).
SLG EARN